Exhibit 99.1

ProUroCare Medical Announces Filing of 510(k)

For Prostate Imaging System

MINNEAPOLIS -  — November 23, 2009 — ProUroCare Medical Inc. (OCTBB: PUMD, PUMDU and PUMDW), a provider of proprietary medical imaging products, today announced that a 510(k) application for U.S. market clearance of a prostate mechanical imaging system has been filed with the Food & Drug Administration (FDA).  The labeling claim for the device is that it can be used as an aid to visualize and document abnormalities of the prostate detected and/or monitored by digital rectal examination (DRE).  Under the 510(k) review process, the FDA has 90 days to review the application, although final approval may take longer.

The system incorporates the company’s unique and patented tactile elasticity imaging technology that creates a “map” of the prostate and an electronic record that can be stored for future analysis.

The prostate imaging system’s 510(k) was supported by the results of a recently completed clinical study of 56 patients evaluated at five U.S. medical centers and an earlier study of 168 patients at the Robert Wood Johnson Medical Center, New Brunswick, New Jersey.  The studies were conducted by ProUroCare’s development partner Artann Laboratories Inc., with the support of a $3 million grant provided by the National Institute of Health and the National Cancer Institute.

“The filing of the 510(k) application for the prostate imaging system is an important milestone for us and is the culmination of several important projects and initiatives completed over the past two years,” said Rick Carlson, CEO of ProUroCare.  “We are excited about the system’s demonstrated ability to create real-time images that can be used by physicians to help identify abnormalities in the prostate.  The response of physicians who participated in these clinical studies has been extremely positive; several have expressed interest in pursuing follow-on studies to validate the use of our innovative and proprietary technology for additional clinical indications.”

About ProUroCare Medical, Inc.

ProUroCare Medical, Inc. is a publicly traded company engaged in the business of creating innovative medical imaging products. Based in Minneapolis, Minn., ProUroCare is traded on the OTCBB market.

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Safe Harbor Statement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of ProUroCare’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.